UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2010

INDIA GLOBALIZATION CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32830	20-2760393
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4336 Montgomery Ave., Bethesda, Maryland   20814
(Address of principal executive offices)          (Zip Code)

(301) 983-0998
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As disclosed in the Current Report on Form 8-K that we filed on April 5, 2010, on March 31, 2010, India Globalization Capital, Inc. (the “Company”) received notice from the NYSE Amex LLC (the “Exchange”) stating that the Company is not in compliance with Section 704 of the Exchange’s Company Guide. Specifically, the Company failed to hold an annual meeting of its stockholders during 2009.

As a result, the Company became subject to the procedures and requirements of Section 1009 of the Company Guide. To maintain its NYSE Amex listing, the Company had to submit a plan to the Exchange by April 30, 2010, advising the Exchange that the Company intends to regain compliance with Section 704 of the Company Guide by September 30, 2010.  The Company submitted a plan to the Exchange to provide for the holding of a meeting of stockholders on or before September 30, 2010 which can reasonably be expected to bring us into compliance within the plan period.

We received a notice from the Exchange on April 30, 2010 notifying us that after review of our plan, the Exchange determined that we made a reasonable demonstration of an ability to regain compliance with the continued listing standards and they therefore granted us an extension to regain compliance with Section 704 by September 30, 2010.  Pursuant to the extension, we must continue to provide the Exchange with updates regarding the initiatives set forth in the plan and the Exchange will periodically review our company to determine our progress and compliance with the plan.  If the Exchange does not believe that we are progressing as set forth in the plan or if we do not regain compliance by September 30, 2010, they may immediately commence delisting proceedings.

Item 7.01.	Regulation FD Disclosure.

On May 4, 2010, the Company issued a press release announcing the correspondence we received from the Exchange, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated May 4, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

India Globalization Capital, Inc.

Date: May 4, 2010	By:	/s/ Ram Mukunda
Ram Mukunda
Chief Executive Officer and President

Exhibit Index

99.1	Press Release dated May 4, 2010.